Exhibit 99.1
Arabian American Development Company Announces Key New Investment Partner in Al Masane Al Kobra Mining Company

Arab Mining Company (ARMICO) Invests US $37.3 Million for 10% ownership;
Capital Provides Remaining Financing to Commence Full Production in Early 2012;
Saudi Deputy Minister for Petroleum and Minerals Joins AMAK Board

Company Contact:               Nick Carter, President and Chief Executive Officer
(409) 385-8300
ncarter@southhamptonr.com

Investor Contact:                 Cameron Donahue
Hayden IR
(651) 653-1854
Cameron@haydenir.com

FOR IMMEDIATE RELEASE

Sugar Land, TX  July 6, 2011 /PRNewswire/ -- Arabian American Development Co. (Nasdaq: ARSD - News) today announced that the Arab Mining Company (ARMICO) has invested US $37.3 million, acquiring five million shares, or 10% interest in Al-Masane Al-Kobra Mining Company (AMAK). This capital provides AMAK with the financing necessary to start full production in early 2012. ARMICO acquired a seat on AMAK’s board which will be held by Mr. Sultan Al-Shawli, Saudi Deputy Minister for Petroleum and Minerals. Mr. Al-Shawli’s election increases the total number of board members to nine.

Arabian American is the original developer of the Al-Masane mining project, now known AMAK, which is in the final stages of development in Najran Province of southwestern Saudi Arabia.

ARMICO paid 28 Saudi riyals per share for their 10% stake in the AMAK joint stock company. With 50 million shares now outstanding, this investment now values the Company at 1.4 billion Saudi riyals, or US $373 million. AMAK’s Saudi partners now own 53% (previously 59%) and Arabian American now owns 37% (previously 41%). Further, this values the Saudi partners’ stake at $198 million compared to their initial investment of $60 million, and ARSD’s stake is now valued at $138 million or $107 million more than the amount currently carried on ARSD’s balance sheet.

As a result of this equity infusion, AMAK’s cash flow projections indicate adequate funds available for the commencement of operations and the start of operating cash flows assuming successful operational testing of the mill beginning in the fall of 2011 and production in early 2012.

Nick Carter, President and CEO commented, “ARMICO, our newest equity partner, offers AMAK significant prestige in the Arab world and a strong voice in dealing with governmental entities on further exploration and production opportunities. The $1.25 billion multi-lateral fund is chartered by the League of Arab States. Their decision to make an equity investment in AMAK is significant because AMAK is the first significant non-government mining company operating in Saudi Arabia and is ARMICO's first investment in the Kingdom. Furthermore, we welcome Mr. Al-Shawli to the AMAK Board of Directors and look forward to working closely with him. We recognize the importance his expertise will have in helping AMAK reach its full potential. Following careful study and consideration by ARMICO, it is gratifying that mutually agreed upon terms were reached relating to an equity position in AMAK. This agreement validates our position as to the quality of ore available for production, as well as, the potential for additional discoveries.”

Mr. Carter continued, “AMAK is now in discussions with several major commodity trading companies who have expressed interest in purchasing the off-take of concentrates that will be produced when the mine starts production at the beginning of 2012.  A decision is expected soon as to the buyer of concentrates. In addition, a variety of attractive options are being considered to further explore and evaluate additional leases for which AMAK has applied in the 350 square kilometer area surrounding AMAK’s current operations.”

About ARMICO

Arab Mining Company (ARMICO) was established in 1975. The shareholders include the governments of the UAE (20.2%), Saudi Arabia (20.2%), Iraq (20.2%), Kuwait (20.2%), as well as eleven other Arab nations representing 19.2%. ARMICO’s headquarters is located in Amman, Jordan.

The objective of ARMICO is to consolidate Arab economic relations utilizing the mineral resources in economically diversified investments among the member states and to enhance the momentum of development in these states. ARMICO’s assets are currently represented by investments in projects in Jordan (potassium and phosphates), Mauritania (iron and copper), Oman (sandstone tiles), Tunisia (aluminum fluoride), Iraq (aromatic surfactants), and UAE (float glass).

Through agreement with the governments concerned, ARMICO undertakes all technical, industrial and commercial operations related to the mining industry, in addition to, other relevant and complementary activities in the fields of exploration, extraction, concentration, processing, transportation, marketing and manufacturing, in particular.

Joint Arab cooperation aims toward the investment of Arab mineral resources by establishing or participating in the establishment of joint ventures through agreements with the concerned Arab governments in addition to the private sector in the fields of mining and related and complementary industries. For more information, please visit the ARMICO website at http://www.armico.com.jo/index.php.

About Arabian American Development Company (ARSD)

ARSD owns and operates a petrochemical facility located in southeast Texas just north of Beaumont which specializes in high purity petrochemical solvents and other solvent type manufacturing. The Company is also the original developer and now a 37% owner of Al-Masane Al-Kobra Mining Company (AMAK), a Saudi Arabian joint stock company which is in the final stages of development in Najran Province of southwestern Saudi Arabia. The mine is scheduled to be in production in early 2012 and will produce economic quantities of copper, zinc, gold, and silver.

Safe Harbor

Statements in this release that are not historical facts are forward looking statements as defined in the Private Securities Litigation Reform Act of 1995. Forward looking statements are based upon management's belief as well as assumptions made by and information currently available to management. Because such statements are based upon expectations as to future economic performance and are not statements of fact, actual results may differ from those projected. These risks, as well as others, are discussed in greater detail in Arabian American's filings with the Securities and Exchange Commission, including Arabian American's Annual Report on Form 10-K for the year ended December 31,  2010, and the Company's subsequent Quarterly Reports on Form 10-Q.

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